Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-283148, 333-261080, 333-186797, 333-115380, 333-115379 and 333-115378) and Form S-3 (Nos. 333-272538 and 333-237981) of Tyson Foods, Inc. of our report dated November 10, 2025, except with respect to our opinion on the consolidated financial statements insofar as it relates to the changes in reportable segments and presentation of segment profit discussed in Note 1, as to which the date is June 9, 2026, relating to the financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP
Springdale, Arkansas
June 9, 2026